Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the inclusion in the current report on Form 8-K/A of Cowen Inc. of our Auditor's Report dated May 15, 2017, with respect to the consolidated balance sheets of Convergex Group, LLC and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in members’ equity, and cash flows and notes to consolidated financial statements for each of the years in the three-year period ended December 31, 2016, and are included as an exhibit in the Form 8-K/A of Cowen Inc. dated August 17, 2017.

/s/ Ernst & Young

New York, New York
August 17, 2017